UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2008

Rush Enterprises, Inc.

(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	0-20797 (Commission File Number)	74-1733016 (IRS Employer Identification No.)

555 IH-35 South, Suite 500 New Braunfels, Texas (Address of principal executive offices)		78130 (Zip Code)

Registrant’s telephone number, including area code: (830) 626-5200

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)         On February 21, 2008, Rush Enterprises, Inc.’s (the “Company”) Board of Directors (the “Board”) appointed James C. Underwood to the Board, effective immediately.  Mr. Underwood was also appointed to the Nominating and Governance Committee of the Board.  The Board has determined that Mr. Underwood is independent, as defined in the listing standards of the NASDAQ® Global Select Market.  Mr. Underwood will receive the Company’s standard non-employee director compensation as further described below.

Mr. Underwood is a career veteran of the commercial vehicle industry, having served in managerial and executive positions at GMC Truck & Coach Division, IVECO and American Isuzu Motors.  In September 2000, Mr. Underwood became President and COO of a General Motors Isuzu Commercial Truck, LLC, a joint venture to consolidate Isuzu and General Motors medium-duty commercial vehicle sales, service and marketing functions in the United States.  Mr. Underwood currently serves as Vice Chairman of Isuzu Commercial Truck of America, Inc.  Mr. Underwood will retire from Isuzu Commercial Truck of America, Inc. effective February 29, 2008.

In connection with Mr. Underwood’s appointment to the Board, Mr. Underwood and the Company entered into the Company’s form of Indemnity Agreement.  The Indemnity Agreement provides, among other things, that the Company will, to the extent permitted by applicable law, indemnify Mr. Underwood against any and all expenses and liabilities of any type whatsoever actually and reasonably incurred in connection with the investigation, defense or appeal of any criminal, civil or administrative action brought against Mr. Underwood by reason of his relationship with the Company.

The foregoing description of the Indemnity Agreement is not complete and is qualified in its entirety by reference to the full text of the Indemnity Agreement, a copy of which is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 27, 2007, and is incorporated by reference herein.

On February 22, 2008, the Board approved, upon the recommendation of the Compensation Committee, changes in the compensation structure of the Company’s non-employee directors.  The new compensation structure is effective for the 2008 fiscal year and consists of (i) cash compensation in the form of retainers and meeting fees, (ii) use of a Company-owned vehicle and (iii) equity compensation in the form of stock awards.  The grant of the annual stock awards for the 2008 fiscal year will be subject to the Company’s shareholders approving at the 2008 Annual Meeting of Shareholders an amendment to the Company’s 2006 Non-Employee Director Stock Option Plan authorizing the issuance of such awards.

Retainers and Meeting Fees

The annual retainers and meeting fees are as follows:

•                  Each non-employee director receives an annual cash retainer of $30,000

•                  The Chairman of each of the Compensation Committee and the Nominating and Governance Committee receives an additional annual cash retainer of $5,000.  The Chairman of the Audit Committee receives an additional annual cash retainer of $10,000

•                  Each non-employee director receives a fee of $1,500 for attendance at each Board meeting and an additional $1,500 for attendance at each meeting of the Audit Committee, the Nominating and Governance Committee, and the Compensation Committee

Company Vehicle

The non-employee directors will be granted use of a vehicle that is owned and insured by the Company.

Stock Awards

Non-employee directors who are elected or re-elected as a director of the Company at an Annual Meeting of Shareholders or appointed by the Board to serve as a director will be granted an annual stock award for the Company’s Class A common stock valued at $125,000.  Generally, the annual stock award will be made on the date of the Annual Meeting of Shareholders or the date such director is appointed by the Board, as applicable.  The specific number of shares of the Company’s Class A common stock underlying each stock award will be dependent upon the closing sale price of the Company’s Class A common stock on the grant date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUSH ENTERPRISES, INC.

	By:	/s/ Steven L. Keller
Steven L. Keller
Vice President and Chief Financial Officer
Dated: February 27, 2008